UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cascade Bancorp

(Name of registrant as specified in its charter)

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Settlement of Certain Litigation Relating to the Merger

On May 17, 2017, solely to avoid the costs, risks and uncertainties inherent in litigation and to allow its shareholders to vote on the proposals required in connection with the proposed merger with First Interstate BancSystem, Inc. (“First Interstate”) at the special meeting of its shareholders and to allow First Interstate’s shareholders to vote on the proposals required in connection with the proposed merger with Cascade Bancorp (“Cascade”) at its annual meeting of its shareholders, Cascade entered into a memorandum of understanding with plaintiffs and other named defendants, including First Interstate, regarding the settlement of the lawsuits captioned Sternheim Family Trust v. Cascade Bancorp, Inc., et al., pending in the Circuit Court, Deschutes County, Oregon (the “Circuit Court”) under File No. 17CV06744 (the “Sternheim Action”), and Parshall v. Cascade Bancorp et al., pending in the United States District Court for the District of Oregon under File No. 6:17-cv-00405-JR (the “Parshall Action”), as well as the settlement of all related claims that were or could have been asserted in other actions.

As described in greater detail in the joint proxy statement/prospectus (the “Joint Proxy Statement”) filed by First Interstate and Cascade with the Securities and Exchange Commission (the “SEC”) on April 13, 2017, Cascade, its directors and First Interstate were named as defendants in three putative class action lawsuits: the Sternheim Action, the Parshall Action and a third action, captioned Crosse v. Cascade Bancorp, et al., filed in the Circuit Court, Multnomah County, Oregon, under File No. 17CV08305, which has since been dismissed voluntarily. The complaint in the Sternheim Action alleges that the directors of Cascade breached their fiduciary duties in connection with their approval of the Agreement and Plan of Merger, dated November 17, 2016, by and among Cascade and First Interstate (the “Merger Agreement”) by, among other things: agreeing to an allegedly unfair price for Cascade; approving the transaction notwithstanding alleged conflicts of interest; agreeing to deal protection devices that plaintiffs allege are unreasonable; and by failing to disclose certain facts about the process that led to the merger and financial analyses performed by Cascade’s financial advisor. The complaint in the Sternheim Action also alleges that First Interstate aided and abetted those alleged fiduciary breaches. The complaint in the Parshall Action alleges that Cascade and its directors violated Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by failing to disclose certain facts about the process that led to the merger and financial analyses performed by Cascade’s financial advisor. The complaint in the Parshall Action further alleges that First Interstate and Cascade’s board of directors violated Section 20(a) of the Exchange Act. Each of the actions seek, among other things, an order enjoining completion of the merger. Other potential plaintiffs may also file additional lawsuits challenging the merger.

Under the terms of the memorandum of understanding, Cascade, the other named defendants, including First Interstate, and the plaintiffs in the Sternheim and Parshall Actions have agreed to settle both actions and all related claims, subject to approval of the Circuit Court. If the Circuit Court approves the settlement contemplated in the memorandum of understanding, the claims will be released and the Sternheim and Parshall Actions will be dismissed with prejudice. The plaintiffs have also agreed to the complete, irrevocable release of Piper Jaffray and its directors, officers, employees and controlling persons from all liabilities and claims in connection with the merger of Cascade and First Interstate. Pursuant to the terms of the memorandum of understanding, Cascade has agreed to make available additional information to its shareholders in advance of the special meeting of shareholders of Cascade scheduled for May 24, 2017, in Bend, Oregon, to vote upon, among other things, the proposal to approve and adopt the Merger Agreement. First Interstate is also making available the additional information to its shareholders in advance of the annual meeting of shareholders of First Interstate scheduled for May 24, 2017, in Billings, Montana, to vote upon, among other things, the proposal to approve and adopt the Merger Agreement. The additional information is set forth below and should be read in conjunction with the Joint Proxy Statement. In return, the plaintiffs have agreed to the dismissal of the Sternheim and Parshall Actions and to withdraw all motions filed in connection with such lawsuits. In connection with the settlement, plaintiffs in the Sternheim and Parshall Actions intend to seek an award of attorneys’ fees and expenses, subject to approval of the Circuit Court. Cascade has agreed to negotiate in good faith with the plaintiffs to determine the amount of the legal fees and expenses of plaintiffs’ counsel, which is ultimately to be determined by the Circuit Court. If the settlement is finally approved by the Circuit Court, it is anticipated that the settlement will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the merger, the Merger Agreement or any disclosure made in connection therewith. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Circuit Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The details of the settlement will be set forth in a notice to be sent to Cascade’s shareholders prior to a hearing before the Circuit Court to consider both the settlement and plaintiffs’ application to the court for attorneys’ fees and expenses.

The settlement will not affect the merger consideration to be paid to shareholders of Cascade in connection with the merger between Cascade and First Interstate or the timing of the special meeting of Cascade’s shareholders or the timing of the annual meeting of First Interstate’s shareholders mentioned above.

Cascade and the other defendants, including First Interstate, have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the consolidated lawsuit, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal duties and are entering into the contemplated settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the merger that might arise from further litigation. Nothing in this document, the memorandum of understanding or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under any applicable laws of any of the disclosures set forth herein.

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS

The following information supplements the Joint Proxy Statement and should be read in connection with the Joint Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Joint Proxy Statement, the information contained herein supersedes the information contained in the Joint Proxy Statement. All page references in the information below are to pages in the Joint Proxy Statement, and terms used below have the meanings set forth in the Joint Proxy Statement, unless otherwise defined below. All assumptions, qualifications and limitations contained in the Joint Proxy Statement with respect to the opinion of Cascade’s financial advisor, Piper Jaffray, including those in the Piper Jaffray opinion, are hereby incorporated by reference and should be reviewed in connection with this supplement. Without admitting in any way that the disclosures below are material or otherwise required by law, Cascade and First Interstate make the following supplemental disclosures:

Opinion of Cascade’s Financial Advisor

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Selected Companies Analysis” is hereby supplemented by amending and restating the last full table on pg. 71 of the Joint Proxy Statement as follows:

	Cascade	Cascade Group Minimum	Cascade Group 10th Percentile	Cascade Group Median	Cascade Group Mean	Cascade Group 90th Percentile	Cascade Group Maximum
Stock Price / Tangible Book Value per Share	195.8%	119.8%	147.5%	184.5%	194.6%	234.5%	356.7%
Stock Price / Last Twelve Months EPS	29.4x	10.2x	16.5x	18.7x	18.7x	21.6x	26.1x
Stock Price / 2016 Est. EPS	29.8x	9.3x	16.4x	17.7x	18.3x	21.8x	26.3x
Stock Price / 2017 Est. EPS	17.0x	9.5x	13.0x	16.3x	16.6x	21.2x	26.5x
Stock Price / 2018 Est. EPS	16.0x	8.5x	11.2x	14.8x	15.2x	18.8x	26.8x
Premium / Core Deposits	9.8%	3.0%	5.7%	10.5%	11.2%	17.3%	24.6%

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Selected Companies Analysis” is hereby supplemented by amending and restating the first full table on pg. 73 of the Joint Proxy Statement as follows:

	First Interstate	First Interstate Group Minimum	First Interstate Group 20th Percentile	First Interstate Group Median	First Interstate Group Mean	First Interstate Group 80th Percentile	First Interstate Group Maximum
Stock Price / Tangible Book Value per Share	225.0%	113.6%	147.8%	183.7%	199.3%	257.0%	356.7%
Stock Price / Last Twelve Months EPS	18.2x	8.4x	16.9x	19.0x	18.7x	22.4x	26.1x
Stock Price / 2016 Est. EPS	17.7x	8.0x	16.3x	18.5x	18.1x	21.6x	26.3x
Stock Price / 2017 Est. EPS	16.5x	7.7x	11.9x	16.5x	16.5x	19.8x	26.5x
Stock Price / 2018 Est. EPS	15.5x	7.0x	9.6x	15.8x	15.5x	18.8x	26.8x
Premium / Core Deposits	14.0%	(2.7%)	4.8%	14.7%	13.4%	22.6%	24.6%

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Comparable Transaction Analysis” is hereby supplemented by amending and restating the last full table on pg. 74 of the Joint Proxy Statement as follows:

	First Interstate/ Cascade Merger	Comparable Transactions Minimum	Comparable Transactions 10th Percentile	Comparable Transactions Median	Comparable Transactions Mean	Comparable Transactions 90th Percentile	Comparable Transactions Maximum
Book Value	157.3%	126.3%	127.3%	172.4%	167.2%	201.2%	218.8%
Tangible Book Value	214.1%	131.1%	146.2%	187.9%	182.5%	224.0%	231.7%
Core Deposit Premium	11.6%	5.2%	6.6%	9.6%	11.9%	19.3%	22.9%
LTM Earnings Per Share	32.2x	2.1x	14.9x	21.0x	20.5x	27.2x	37.5x
Current Year Earnings Per Share	32.6x	13.1x	15.6x	19.5x	19.6x	23.3x	32.0x
Next Year Earnings Per Share	18.6x	11.8x	12.5x	16.6x	18.4x	26.2x	34.9x
One-Day Market Premium	9.3%	0.7%	1.7%	10.4%	19.5%	42.8%	61.9%

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Discounted Cash Flow Analysis” is hereby supplemented by adding the following description at the end of the first paragraph on pg. 75 of the Joint Proxy Statement:

In its analysis, Piper Jaffray used a five-year discount dividend model, which is a valuation methodology that adds cash flows from estimated dividends expected to be paid to shareholders through a specified forecast period, in this case, December 31, 2021, to the terminal value of the entity. To approximate the terminal value of Cascade common stock at December 31, 2022, Piper Jaffray applied a range of various price to earnings multiples to estimated 2022 earnings. The estimated current value of this sum is obtained by discounting this sum to its “net present value” using a range of selected discount rates. In considering the five-year discount dividend model, Piper Jaffray determined a range of terminal multiples applied to 2022 earnings based on management projections and estimates, with the range of terminal values derived from the Cascade Peer Group’s forward price to earnings multiples and the perpetuity method. Earnings estimates were based on Cascade management estimates through 2020, with 2021 and 2022 based on a long term growth rate of 6%. Piper Jaffray used an 8% tangible common equity to tangible asset ratio for Cascade in its future period estimates, with any capital in excess of this amount paid as dividends. Cascade management approved the foregoing approach.

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Discounted Cash Flow Analysis” is hereby supplemented by amending and restating the second full paragraph on pg. 75 of the Joint Proxy Statement as follows:

To approximate the range of terminal values of Cascade common stock at December 31, 2022, Piper Jaffray applied price to earnings multiples ranging from 11.0x to 15.0x. The terminal values were then discounted to present values using discount rates ranging from 9.0% to 13.0% when applied to 2022 earnings multiples, which were selected to reflect different assumptions regarding potential desired rates of return of holders or prospective buyers of Cascade common stock. The range of projected terminal values at December 31, 2022, is illustrated in the following table:

	Discount Rate
			9.0%	10.0%	11.0%	12.0%	13.0%
Range of Terminal Values at 12/31/22	11.0	x	$5.41	$5.20	$4.99	$4.80	$4.62
	12.0	x	$5.78	$5.55	$5.33	$5.12	$4.92
	13.0	x	$6.16	$5.91	$5.67	$5.45	$5.23
	14.0	x	$6.53	$6.26	$6.01	$5.77	$5.54
	15.0	x	$6.90	$6.62	$6.35	$6.09	$5.85

As illustrated in the following table, the analysis indicates an imputed range of values per share of Cascade common stock of $4.62 to $6.90 when applying these earnings multiples.

The disclosure under the heading “DESCRIPTION OF THE MERGER—Opinion of Cascade’s Financial Advisor—Discounted Cash Flow Analysis” is hereby supplemented by amending and restating the first full paragraph on pg. 76 of the Joint Proxy Statement as follows:

Piper Jaffray also performed a five-year dividend discount analysis using cash flows from estimated dividends expected to be paid to shareholders to estimate the range of net present values per share of First Interstate Class A common stock, assuming that First Interstate performed in accordance with publicly available I/B/E/S consensus mean analyst earnings estimates through December 31, 2020. First Interstate’s 2021 and 2022 earnings were estimated using the I/B/E/S consensus net income long term growth rate of 9%. To approximate the terminal value of First Interstate common stock at December 31, 2022, Piper Jaffray applied ranges of various price to earnings multiples to First Interstate’s estimated 2022 earnings, with the range derived from the First Interstate Peer Group’s forward price to earnings multiples and the perpetuity method. Piper Jaffray assumed an 8% tangible common equity to tangible asset ratio for First Interstate in its future period estimates, with any capital in excess of this amount paid as dividends. Cascade management approved this approach.

To approximate the terminal value of First Interstate Class A common stock at December 31, 2022, Piper Jaffray applied price to earnings multiples ranging from 11.0x to 16.0x. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% when applied to 2022 earnings, which were chosen to reflect different assumptions regarding required rates of return holders or prospective buyers of First Interstate Class A common stock. The range of projected terminal values at December 31, 2022, is illustrated in the following table:

	Discount Rate
			9.0%	10.0%	11.0%	12.0%	13.0%
Terminal Value at 12/31/22	11.0	x	$32.85	$31.54	$30.30	$29.12	$28.00
	12.0	x	$35.12	$33.70	$32.36	$31.09	$29.89
	13.0	x	$37.38	$35.86	$34.43	$33.06	$31.77
	14.0	x	$39.65	$38.03	$36.49	$35.03	$33.65
	15.0	x	$41.92	$40.19	$38.55	$37.01	$35.54
	16.0	x	$44.18	$42.35	$40.62	$38.98	$37.42

As illustrated in the following table, the analysis indicates an imputed range of values per share of First Interstate Class A common stock of $28.00 to $44.18 when applying these earnings multiples.

FORWARD-LOOKING STATEMENTS

This document contains statements regarding the proposed merger between Cascade and First Interstate, future financial and operating results, benefits and synergies of the proposed transaction and other statements about the future expectations, beliefs, goals, plans or prospects of the management of each of Cascade and First Interstate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “indicates” and variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The closing of the proposed merger is subject to the approval of the shareholders of Cascade and First Interstate and other customary closing conditions. There is no assurance that such conditions will be met or that the proposed merger will be consummated. If the merger is completed, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Cascade and First Interstate and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; competitive pressures among depository and other financial institutions may increase significantly and have an effect on revenues; the strength of the U.S. economy in general, and of the local economies in which the surviving corporation will operate, may be different than expected, which could result in, among other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined corporation’s loan portfolio and allowance for loan losses; changes in the U.S. legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions), which would negatively affect the surviving corporation’s business and operating results. For a more complete list and description of such risks and uncertainties, refer to Cascade’s Annual Report on Form 10-K for the year ended December 31, 2016, First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as other filings made by Cascade and First Interstate with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cascade and First Interstate disclaim any intention or obligation to update any forward-looking statements, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger between First Interstate and Cascade. In connection with the proposed merger, First Interstate has filed with the SEC a Registration Statement on Form S-4, which the SEC declared effective on April 7, 2017, and which includes the Joint Proxy Statement. Cascade filed the Joint Proxy Statement with the SEC on April 13, 2017. First Interstate and Cascade have also delivered the Joint Proxy Statement to their respective shareholders seeking the required shareholder approvals. First Interstate and Cascade urge investors and security holders to read the above-referenced Registration Statement on Form S-4 (including the Joint Proxy Statement) regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information about the proposed merger. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from: (i) Cascade’s website (www.botc.com) under the heading “About Us” and then under the heading “Investor Relations” and then under the heading “Investor Information” and then under the tab “SEC Filings;” (ii) Cascade upon written request to Cascade Bancorp, Attn: Investor Relations, 1100 North West Wall Street, P.O. Box 369, Bend, Oregon 97701; or (iii) First Interstate’s website (www.fibk.com).

Participants in Solicitation

Cascade, First Interstate and their respective directors, executive officers, management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Cascade’s participants is set forth in Cascade’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 3, 2017, and the Joint Proxy Statement. Information concerning First Interstate’s participants is set forth in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 2, 2017, and the Joint Proxy Statement. Additional information about Cascade’s directors and executive officers and First Interstate’s directors and executive officers can also be found in the Joint Proxy Statement. Investors should read the Joint Proxy Statement carefully before making any voting or investment decisions. You can obtain free copies of these documents from First Interstate and Cascade using the contact information above.